Exhibit 10(a)(4)
Chemical Fabrics Corporation
Daniel Webster Highway, P.O. Box 1137
Merrimack, New Hampshire  03054 U.S.A.
Telephone:  603-424-9000
Telex:  6817377 CHEMFAB UW
Telefax:  603-424-9028


May 30, 1991

Mr. James C. Manocchi
58 Prendiville Way
Marlborough, MA 01752

Dear Jim:

     I am pleased to confirm our offer to you (subject, of course, to the conditions contained in this letter) to join CHEMFAB as Vice President - Marketing. Please review the attached documents:


Attachment  #1 Offer of Employment
            #2 Description of Officer Bonus Plan
            #3 Summary of Officers Fringe Benefit Package
            #4 Level A Employee Agreement
            #5 Group Insurance Benefit Handbook
            #6 Group Long Term Disability Insurance Handbook
            #7 Form I-9
            #8 CHEMFAB Policy Statement on Drug-Free Workplace
            #9 CHEMFAB Policy Statement on Pre-Employment Drug Screening.

Several points require clarification:

(1) Regarding Attachment #4 - This offer of employment is contingent upon your entering into a Level A Employee Agreement with the Company. We would appreciate your signing and returning this agreement to us as soon as possible. If you would like to discuss it, please do not hesitate to call me.

(2)  Vacations  accrue  on  a  daily basis  throughout  the  year  from date  of
     employment.   Therefore with 15 days annual  vacation, you accrue 0.29 days per week.

Mr. James C. Manocchi
May 30, 1991
Page 2

(3) This offer is contingent upon successfully completing CHEMFAB's Pre-Employment Medical Evaluation. It is also contingent upon passing urine drug screening which will be conducted as part of CHEMFAB's Pre-Employment Medical Evaluation given to all prospective employees. If confirming medical evaluation establishes the use of an illegal controlled substance, employment will be denied.

(4) This offer is also contingent on CHEMFAB Board of Directors approval. We expect to have a telephone Board meeting over the next few days to address this matter. We, of course, expect no difficulty in this regard.

(5) On your first day of employment, which I understand will be July 1, 1991, you should be prepared to present appropriate evidence of citizenship or other proof of legal employability. Please refer to the enclosed Form I-9 for details regarding what is considered appropriate evidence of employability.

     Jim, we are truly excited about having you head-up our marketing team. We believe you possess all the qualities needed to be successful, and to help us move forward with our ambitious growth plans.

     If you have any questions regarding the content of this letter, please do not hesitate to call me. If these terms and conditions are acceptable to you, please confirm same by signing one copy of this letter and returning it to me not later than June 14, 1991.


Very truly yours,


/s/  Jim

L. James Newman
Senior Vice President
Corporate Operations

LJN/jea

Mr. James C. Manocchi
May 30, 1991
Page 3

Enclosures

I hereby acknowledge that I have read (and understand) and will abide by the terms and conditions of the attached "addendum", "CHEMFAB Policy Statement on Drug-Free Workplace" and "CHEMFAB Policy Statement on Pre-Employment Drug Screening".

As a condition of employment, I hereby give my consent to CHEMFAB to disclose to group health insurance carriers (or their agents) information regarding any pre-existing medical conditions discovered or diagnosed during (or as a result of) CHEMFAB's pre-Employment Medical Evaluation.

I hereby accept this offer of employment in its entirety as described above.



6/4/91                                  /s/  James C. Manocchi
- ------------------------                -------------------------------
Date                                    Signature


                                                            May 30, 1991
                                                           Attachment #1


                               OFFER OF EMPLOYMENT
                                                                          Page 1

Position:           Vice President - Marketing.   Reporting directly to you will
                    be  CHEMFAB's marketing  and  product  management  personnel
                    located at  our Merrimack,  NH headquarters.   The Company's
                    remaining  marketing  and  product  management  personnel at other sites  will have  an indirect (dotted  line) reporting
                    relationship  to  you.   You  will  report directly  to  Jim
                    Newman.

Cash Compensation:  $110,000 per annum base  salary with an annual review  on or about September 1st (starting in 1992). You will be eligible to participate in CHEMFAB's Officer Bonus Plan for FY 1992 and thereafter. Attachment #2 describes the plan for FY 1991. We expect a similar plan for FY 1992. Please note the bonus is discretionary, based on performance, and is subject to CHEMFAB Board approval.

Equity: Effective on your first day of employment at CHEMFAB, you will be granted non-qualified stock options on 40,000 shares of CHEMFAB common stock at an exercise price equal to the closing price on that day. These options will vest (ie. become exercisable) as follows:


                    One year from date of employment         10,000 shares
                    Two years from date of employment        10,000 shares
                    Three years from date of employment      10,000 shares
                    Four years from date of employment       10,000 shares
                                                             -------------
                   TOTAL.....................................40,000

Benefits:           See attachment #3, Summary outline.  The life insurance
                    benefit will be modified to provide you with coverage equal to three (3) times salary. The first $50,000 of coverage will be provided by the routine group insurance program and the balance will be provided by a company paid term insurance contract.

                    CHEMFAB will reimburse you for any medical insurance premiums you personally incur in order to insure continuity of coverage from the point your current employer terminates coverage until CHEMFAB's medical insurance commences.

Termination:        In the unexpected circumstance that your employment is
                    terminated by CHEMFAB, you will qualify for salary continuation (ie. severance pay) during the six-month period following termination, subject to dollar-for-dollar reduction for cash amounts received and accrued during that period from any successor employer or other business entity which pays you for services rendered.

Moving Expenses:    At the time of your family's move to the Merrimack, NH area, provided the move is made while employed by CHEMFAB and within 24 months after commencement thereof, CHEMFAB will reimburse you for all reasonable costs of moving your family and your household possessions. In addition, CHEMFAB will pay you an amount equal to one months' starting base pay to cover incidental expenses in connection with the move. We will also reimburse you for travel expenses incurred in house hunting.

Non-Compete:        Prior to or concurrent with the commencement of your
                    employment by CHEMFAB, you will enter into a LEVEL A
                    Employee Agreement with the Company (attachment #4).